                              EXHIBIT 99.5

                           COMMERCE GROUP CORP.

                           6001 NORTH 91ST ST.

                        MILWAUKEE, WI  53225-1795

                             414-462-5310

                           FAX 414-462-5312

                  E-MAIL  info@commercegroupcorp.com

                  WEBSITE  www.commercegroupcorp.com

                     AND/OR COMMERCE/SANSEB JOINT VENTURE (Joint Venture)

                     AND/OR HOMESPAN REALTY CO., INC. (Homespan)

                     AND/OR ECOMM GROUP INC. (Ecomm)

                     AND/OR SAN LUIS ESTATES, INC. (SLE)

                     AND/OR SAN SEBASTIAN GOLD MINES, INC. (Sanseb)

                     AND/OR UNIVERSAL DEVELOPERS, INC. (UDI)

                     ALL LOCATED AT THE SAME ADDRESS

May 14, 2007

Mr. Edward A. Machulak                  Mr. Edward A. Machulak (EAM)

President                               as an individual

Circular Marketing, Inc. (CMI)          6001 North 91st Street

6001 North 91st Street                  Milwaukee, Wisconsin  53225

Milwaukee, Wisconsin  53225

Dear Mr. Machulak:

At today's Commerce Group Corp. (Commerce) Directors' meeting, the

Directors were informed about the annual confirmation, disclosure and status letter from Commerce, its subsidiaries, its affiliates, and the

Joint Venture, and to establish and confirm the amount due and the collateral pledged along with any other Commerce obligations or agreements made to the Circular Marketing, Inc. (CMI) and to Edward A.

Machulak (EAM) both referred to as Lenders, as of Commerce's fiscal year ended March 31, 2007.  Today, Commerce's Directors, by unanimous consent,

approved, ratified and confirmed the contents of this letter and authorized me to submit its understanding of your status with Commerce,

which is as follows:

1.   Promissory Notes Due to CMI; None due to EAM.

     The total amount of all of the open-ended, secured, on-demand promissory notes (Notes) together with interest due to CMI is

     $51,453.54 as of March 31, 2007.  Commerce has renewed this promissory note as of March 31, 2007 and a copy is attached (Exhibit

     A).  A schedule including all of the transactions pertaining to the activities relating to this Note during this fiscal year ended March

     31, 2007 is also attached (Exhibit A-1).  These Note(s) bear interest, payable monthly, at the rate of 3% over the prime rate published in the Wall Street Journal, but not less than 16% per annum.  Commerce is no longer issuing monthly Notes for the payment of interest, etc., but pursuant to our understanding, Commerce is augmenting all additions and advances made by CMI, and it will deduct any payments or credits made by Commerce to the current open-ended, secured, on-demand, outstanding Notes issued or obligations owed to CMI and Commerce will provide an annual accounting and confirmation letter.


Mr. Edward A. Machulak

as President of Circular Marketing, Inc.

and as an individual

May 14, 2007

Page 2 of 10 Pages

2.   Other Debts Due to CMI; None Due to EAM.

     In addition to the promissory note, Commerce owes CMI for services rendered such as the preparation, printing and mailing of Commerce's

     Annual Report, and for other services, the following as of March 31,

     2007:

     Services:  mailings, annual report and other charges       $90,215.00

     Service charges as of the fiscal year ended March 31, 2007  17,567.27

                                                               -----------

     Total                                                     $107,782.27

     The service charges are based on a charge of 16% per year,

     annualized at the end of each fiscal year pursuant to an attached schedule (Exhibit B)

     On May 9, 2005, Commerce's Directors authorized its Officers to issue renewed annual note(s) (Exhibit B of the May 9, 2005 confirmation letter) so that the Lender will have a current substituted dated debt instrument.  The Directors acknowledged that the issuance of note(s) for each transaction are too cumbersome and are not practicable to manage.  Also, the length of time involved and the number of transactions make it impractical to devote the time and effort to issue a note for each transaction.  However,

     beginning with this fiscal year which ended March 31, 2007, the

     Directors are including the following as Lender(s):  John E.

     Machulak and Susan R. Robertson, husband and wife (M&R), the

     Machulak, Robertson & Sodos, S.C. Law Firm (Law Firm), Circular

     Marketing, Inc.  (CMI) and Edward A. Machulak as an individual

     (EAM).  Therefore, the Directors have unanimously agreed to continue to embrace this resolution which was adopted on May 9, 2005:

          WHEREAS, in the past 20 years or more the following parties:

     General Lumber & Supply Co., Inc. (GLSCO); Edward L. Machulak  as an

     individual and not as a Director or Officer of Commerce (ELM); the

     Edward L. Machulak Rollover Individual Retirement Account (ELM

     RIRA), the Sylvia Machulak Rollover Individual Retirement Account

     (SM RIRA), and Sylvia Machulak, as a consultant and as an individual

     (SM), hereafter collectively and individually identified as the

     Lender(s), have accounted for advancing cash funds, earning accrued interest, and for appropriate credit which was reconciled to the open-ended, secured, on-demand notes(s); and

          WHEREAS, the Directors desire to minimize the record keeping in these transactions without jeopardizing, diminishing, altering,

     changing or losing any rights that the Lenders have by changing the procedures in handling the recording of any notes(s) issued or to be issued; and


Mr. Edward A. Machulak

as President of Circular Marketing, Inc.

and as an individual

May 14, 2007

Page 3 of 10 Pages

          WHEREAS, in order to provide an easier accounting facility by renewing the notes(s) on an annual basis to coincide with the

     Company's fiscal year (which presently ends on March 31) and to incorporate said renewed note(s) with the annual confirmation agreement(s); and

          WHEREAS, prior to the change to issue substituted renewed

     note(s), the initial promissory note(s) were considered to be open-ended, secured, on-demand and the additions and deductions were recognized by separate accounting records; therefore, be it

               RESOLVED, That the Directors authorize and empower the

          Officers to substitute and issue renewed consolidated

          promissory note(s) at the end of each fiscal year beginning with the Company's fiscal year ended March 31, 2005 to the following: General Lumber & Supply Co., Inc. (GLSCO); Edward L.

          Machulak  as an individual and not as a Director or Officer of

          Commerce (ELM); the Edward L.  Machulak Rollover Individual

          Retirement Account (ELM RIRA), the Sylvia Machulak Rollover

          Individual Retirement Account (SM RIRA), and Sylvia Machulak,

          as a consultant and as an individual (SM), hereafter

          collectively and individually identified as the Lender(s); and

               BE IT FURTHER RESOLVED, That the Officers of the Company

          are authorized and empowered to assure the Lender(s) that by substituting and consolidating the existing note(s) and issuing the renewed note(s) on the last day of the Company's fiscal year beginning with March 31, 2005 with the understanding that the intention is that the Lender(s) will not jeopardize, lose,

          diminish, risk, alter or change any rights, including the

          pledge of collateral, that are inherent with the initial

          note(s) by the issuance of annual renewed open-ended, secured,

          on-demand promissory note(s); and

               BE IT FURTHER RESOLVED, That the Directors acknowledge

          that the only purpose of the change and substitution to issue annual renewed notes(s) is for the convenience, reduced

          accounting and reducing the paperwork involved; and

               BE IT FURTHER RESOVED, That the Officers are authorized

          and empowered to perform any act that they deem necessary to accommodate the purpose of issuing annual renewed note(s).


Mr. Edward A. Machulak

as President of Circular Marketing, Inc.

and as an individual

May 14, 2007

Page 4 of 10 Pages

     As of March 31, 2007, the following parties are collectively and individually identified as the Lender(s): General Lumber & Supply

     Co., Inc. (GLSCO); Edward L. Machulak  as an individual and not as a

     Director or Officer of Commerce (ELM); the Edward L. Machulak

     Rollover Individual Retirement Account (ELM RIRA), the Sylvia

     Machulak Rollover Individual Retirement Account (SM RIRA), Sylvia

     Machulak, as a consultant and as an individual (SM), John E.

     Machulak and Susan R. Robertson, husband and wife (M&R), the

     Machulak, Robertson & Sodos, S.C. Law Firm (Law Firm), Circular

     Marketing, Inc. (CMI) and Edward A. Machulak as an individual (EAM).

3.   Collateral Pledged

     The following collateral has been previously assigned to certain

     Lenders, and from this date forward includes John E. Machulak and

     Susan R. Robertson, husband and wife (M&R), the Machulak, Robertson

     & Sodos, S.C. Law Firm (Law Firm), Circular Marketing, Inc. (CMI)

     and Edward A.  Machulak as an individual (EAM) as of March 31, 2007,

     pursuant to resolutions adopted by the Directors:

     (1)  Commerce/Sanseb Joint Venture (Joint Venture)

          Both Commerce and San Sebastian Gold Mines, Inc. have assigned all of the rights, title, claims, remedies and interest that each has in the Joint Venture to the Lenders.  Reference is made to Historical information - San Sebastian Gold Mine

          Concession.

     (2)  New SSGM Exploration Concession/License (New SSGM) -

          approximately 40.7694 square kilometers (10,070 acres)

          Government of El Salvador Resolution No. 27.

          On October 20, 2002, the Company applied for the New SSGM,

          which covers an area of 42 square kilometers and includes

          approximately 1.2306 square kilometers of the Renewed SSGM.

          The New SSGM is in the jurisdiction of the City of Santa Rosa de Lima in the Department of La Union and in the Nueva Esparta

          in the Department of Morazan, Republic of El Salvador, Central

          America.  On February 24, 2003, the El Salvador Department of

          Hydrocarbons and Mines (DHM) issued the New SSGM for a period of four years starting from the date following the notification of this resolution which was received on March 3, 2003.  The

          New SSGM may be extended for two two-year periods, or for a total of eight years.  Besides the San Sebastian Gold Mine,

          three other formerly operative gold and silver mines known as the La Lola Mine, the Santa Lucia Mine, and the Tabanco Mine

          are included in the New SSGM and are being explored.  The

          Company has


Mr. Edward A. Machulak

as President of Circular Marketing, Inc.

and as an individual

May 14, 2007

Page 5 of 10 Pages

          complied as required by filing its annual activity report and it paid the annual surface tax.  This concession had been

          assigned collectively to all of the Lenders named herein on May

          12, 2003 and the assignment was included in the May 12, 2003 confirmation agreement as Exhibit B.

     (3)  Lease agreement by and between Mineral San Sebastian Sociedad

          Anomina de Capital Variable (Misanse) and Commerce dated

          January 14, 2003

          The term of this lease agreement coincides with the term of the

          Renewed San Sebastian Gold Mine Exploitation Concession and

          consists of 1,470 acres owned by Misanse.  This lease agreement has been assigned to all of the Lenders named herein on May 12,

          2003 and the assignment was included in the May 12, 2003

          confirmation agreement as Exhibit B.

     (4)  Renewed San Sebastian Gold Mine Exploitation Concession/License

          (Renewed SSGM) - approximately 1.2306 square kilometers (304 acres), Department of La Union, El Salvador, Central America

          (pledged and assigned as collateral on May 10, 2004) Government of El Salvador Agreement No. 591.

          On September 6, 2002, at a meeting held with the El Salvadoran

          Minister of Economy and the DHM, it was agreed to submit an application for the Renewed SSGM for a 30-year term and to simultaneously cancel the concession obtained on July 23, 1987.

          On September 26, 2002, the Company filed this application.  On

          February 28, 2003 (received March 3, 2003) the DHM admitted to the receipt of the application and the Company proceeded to file public notices as required by Article 40 of the El

          Salvadoran Mining Law and its Reform (MLIR).  On April 16,

          2003, the Company's El Salvadoran legal counsel filed with the

          DHM notice that it believed that it complied with the

          requirements of Article 40, and that there were no objections;

          and requested that the DHM make its inspection as required by

          MLIR Article 42.  The Company then provided a bond which was required by the DHM to protect third parties against any damage caused from the mining operations, and it simultaneously paid the annual surface t ax.  On August 29, 2003 the Office of the

          Ministry of Economy formally presented the Company with the twenty-year Renewed SSGM which was dated August 18, 2003.  This

          Renewed SSGM replaces the collateral that the same parties held with the previous concession.  On May 20, 2004 (delivered June

          4, 2004) the Government of El Salvador, under their Agreement

          Number 591, extended the exploitation concession for a period of 30 years.  A copy of the assignment dated May 10, 2004, is attached to the May 10, 2004 confirmation letter as Exhibit B and the Renewed SSGM agreement is attached to Exhibit B and referred to as Exhibit 1.


Mr. Edward A. Machulak

as President of Circular Marketing, Inc.

and as an individual

May 14, 2007

Page 6 of 10 Pages

     (5)  San Cristobal Mill and Plant (SCMP) three-year lease by and between Commerce and Corporacion Salvadorena de Inversiones

          (Corsain), an El Salvadoran governmental agency, executed on

          Monday, April 26, 2004, retroactive to November 13, 2003.

          Pledged and assigned as collateral on May 10, 2004.

          The renewed three-year SCMP lease for the property located near the City of El Divisadero was finalized and executed on Monday,

          April 26, 2004, and is retroactive to November 13, 2003.  This

          May 10, 2004 assignment is included in the May 10, 2004

          confirmation letter as Exhibit B and the lease agreement is attached to Exhibit B and referred to as Exhibit 2.

     (6)  Nueva Esparta Exploration Concession/License (Nueva Esparta) -

          45 square kilometers (11,115 acres) Resolution No. 271

          On or about October 20, 2002, the Company filed an application with the DHM for the Nueva Esparta Exploration

          Concession/License which consists of 45 square kilometers and is located north and adjacent to the New SSGM.  On May 25, 2004 the Government of El Salvador, under their Resolution No. 271,

          issued the Nueva Esparta Exploration Concession/License for a

          period of four years starting from the date following the

          notification of this resolution which was received on June 4,

          2004.  This concession/license may be extended for two two-year periods or for a total of eight years.  This rectangular area is in the Departments of La Union (east) and Morazan (west) and in the jurisdiction of the City of Santa Rosa de Lima, El

          Salvador, Central America.  Included in the Nueva Esparta are

          eight other formerly operated gold and silver mines known as:

          the Banadero Mine, the Carrizal Mine, the Copetillo Mine, the

          Grande Mine, the La Joya Mine, the Las Pinas Mine, the

          Montemayor Mine, and the Or o Mine.  A copy of the assignment dated May 9, 2005 was attached to the May 9, 2005 confirmation letter as Exhibit C and the Nueva Esparta Exploration

          Concession is attached to Exhibit C and referred to as Exhibit

          1.

     (7)  Acknowledgment of collateral provided through May 14, 2007

          Commerce's Directors have on May 14, 2007 authorized and

          directed Commerce's Officers to assign all of the rights,

          titles, claims, remedies and interest in all of its assets that it has, including any assets owned by the Joint Venture, to

          GLSCO, ELM, the ELM RIRA, the SM RIRA, SM, and from March 31,

          2007 to include M&R, the Law Firm, CMI and EAM, collectively


Mr. Edward A. Machulak

as President of Circular Marketing, Inc.

and as an individual

May 14, 2007

Page 7 of 10 Pages

          and individually referred to as Lenders, as additional

          collateral for all of the outstanding loans and obligations as of March 31, 2007, including all future advances of any kind.

4.   Cross Pledge Collateral Agreement

     GLSCO, ELM, the ELM RIRA, the SM RIRA and SM individually are entitled to specific collateral that has been pledged to them by

     Commerce, its subsidiaries, affiliates and the Joint Venture.  Upon default by Commerce, or its subsidiaries or affiliates or the Joint

     Venture, then GLSCO, ELM, the ELM RIRA, the SM RIRA and SM have the first right to the proceeds from the specific collateral pledged to each of them.  Commerce, its subsidiaries, affiliates, and the Joint

     Venture also have cross-pledged the collateral without diminishing the rights of the specific collateral pledged to each of the following:  GLSCO, ELM, the ELM RIRA, the SM RIRA and SM.  The

     purpose and the intent of the cross pledge of collateral is to assure GLSCO, ELM, the ELM RIRA, the SM RIRA, and SM, that each of them would be paid in full; thus, any excess collateral that would be available is for the purpose of satisfying any debts and obligations due to each of the named parties.  The formula to be used (after deducting the payments made from the specific

     collateral) is to total all of the debts due to GLSCO, ELM, the ELM

     RIRA, the SM RIRA, SM, and from March 31, 2007 to include M&R, the

     Law Firm, CMI and EAM, and then to divide this total debt into each individual debt to establish each individual's percentage of the outstanding debt due.  This percentage then will be multiplied by the total of the excess collateral to determine the amount of proceeds each party should receive from the excess collateral.  Then the amount due to each of them would be distributed accordingly.

5.   Cancellation of Inter-Company Debts Upon Default

     Since certain of the collateral specifically or collectively pledged to GLSCO, ELM, the ELM RIRA, the SM RIRA, SM and from March 31, 2007 to include M&R, the Law Firm, CMI and EAM, consists of the common stock of Homespan, Ecomm, Sanseb, SLE, Misanse, UDI and the interest in the ownership of the Joint Venture, Commerce agreed, upon default of the payment of principal or interest to any of the individual

     Lender(s) mentioned herein, that it will automatically cancel any inter-company debts owed to Commerce by any of its wholly-owned subsidiaries or affiliates or the Joint Venture at such time as any of the stock or Joint Venture ownership is transferred to the collateral holders as a result of default of any promissory note.


Mr. Edward A. Machulak

as President of Circular Marketing, Inc.

and as an individual

May 14, 2007

Page 8 of 10 Pages

6.   Guarantors

     This agreement further confirms that Commerce and all of the following are guarantors to the obligations due to CMI and/or EAM and to the loans made by CMI and/or EAM to Commerce:  Joint Venture,

     Homespan, Ecomm, SLE, Sanseb and UDI.  They jointly and severally guarantee payment of the note(s) that they caused to be issued and also agree that these note(s) may be accelerated in accordance with the provisions contained in the agreement and/or any collateral or mortgages securing these notes.  Also, Commerce, all of its subsidiaries and the Joint Venture agree to the cross pledge of collateral for the benefit of GLSCO, ELM, the ELM RIRA, the SM RIRA,

     SM, and from March 31, 2007 to include M&R, the Law Firm, CMI and

     EAM.  Reference is made to Exhibit 5 included in the April 9, 1990 confirmation letter.

7.   Re-Execution Agreement(s)

     In the event CMI and/or EAM deem that it is necessary or advisable for CMI and/or EAM to have Commerce re-execute any document(s)

     entered into, including, but not limited to the promissory note(s)

     or collateral agreement(s), Commerce will re-execute such

     document(s) reasonably required by CMI and/or EAM.  Commerce also acknowledges that Commerce may be liable to pay certain costs related to any of the transactions entered into with CMI and/or EAM.

     If at a later date CMI and/or EAM determine that an error has been made in the payment of such costs to CMI and/or EAM, then CMI and/or

     EAM may demand payment and Commerce does hereby agree to make such payment forthwith.  All requests for corrections of any errors and/or payment of costs shall be complied with by Commerce within seven (7) days of CMI's and/or EAM's written request.  The failure of Commerce to comply with Commerce's obligation(s) hereunder shall constitute a default and shall entitle CMI and/or EAM to the remedies available for default under any provisions of the agreements including, but not limited to the promissory note(s)

     and/or the collateral pledge agreement(s) and/or any other Commerce obligation(s).

8.   Omissions

     Commerce believes that it has included all of its obligations,

     monies due and has listed all of the collateral due to CMI and/or

     EAM, however, since these transactions have taken place over  a long period of time in which changes could have taken place, it is possible that inadvertently some item(s), particularly collateral,

     could have been


Mr. Edward A. Machulak

as President of Circular Marketing, Inc.

and as an individual

May 14, 2007

Page 9 of 10 Pages

     omitted.  If that should prove to be a fact, then Commerce, the

     Joint Venture, Homespan, Ecomm, SLE, Sanseb, and UDI agree that those omissions of collateral, if any, are meant to be included as collateral under this confirmation agreement.

If you are in agreement with the contents of this letter, please sign below and return one copy to Commerce.

Very truly yours,

COMMERCE GROUP CORP.

/s/ Edward L. Machulak

Edward L. Machulak

President


Mr. Edward A. Machulak

as President of Circular Marketing, Inc.

and as an individual

May 14, 2007

Page 10 of 10 Pages

The contents of this letter are agreed by the following:

COMMERCE/SANSEB JOINT VENTURE            HOMESPAN REALTY COMPANY, INC.

as Guarantor (Joint Venture)             as Guarantor (Homespan)

/s/ Edward L. Machulak                   /s/ Edward L. Machulak

---------------------------------------  ----------------------------------

By:  Edward L. Machulak, Auth. Designee  By:  Edward L. Machulak, President

ECOMM GROUP INC.                         SAN LUIS ESTATES, INC.

as Guarantor (Ecomm)                     as Guarantor (SLE)

/s/ Edward A. Machulak                   /s/ Edward L. Machulak

---------------------------------------  ----------------------------------

By:  Edward A. Machulak, President       By:  Edward L. Machulak, President

SAN SEBASTIAN GOLD MINES, INC.           UNIVERSAL DEVELOPERS, INC.

as Guarantor (Sanseb)                    as Guarantor (UDI)

/s/ Edward L. Machulak                   /s/ Edward L. Machulak

---------------------------------------  ----------------------------------

By:  Edward L. Machulak, President       By:  Edward L. Machulak, President

Accepted by:                             Accepted by:

CIRCULAR MARKETING, INC.

/s/ Edward A. Machulak                   /s/ Edward A. Machulak

---------------------------------------  ----------------------------------

Edward A. Machulak, President            Edward A. Machulak as an individual

Date:  May 14, 2007                      Date:  May 14, 2007


                        EXHIBIT A TO EXHIBIT 99.5

                         RENEWED PROMISSORY NOTE

Borrower: Commerce Group Corp.           Lender:  Circular Marketing, Inc.

          6001 North 91st Street                  6001 North 91st Street.

          Milwaukee, WI  53225                    Milwaukee, WI  53225

Principal Amount:      $51,453.54

Initial Rate:          2.000% + prime rate, but not less than 16.000%

Date of Renewed Note:  March 31, 2007

PROMISE TO PAY.  COMMERCE GROUP CORP. ("Borrower") promises to pay to

CIRCULAR MARKETING, INC. ("Lender"), or order, in lawful money of the

United States of America, the principal amount of Fifty One Thousand Four

Hundred Fifty Three and 54/100 Dollars ($51,453.54), together with interest, paid monthly, on the unpaid principal balance from March 31,

2007, until paid in full.

PAYMENT.  This is an open-ended, secured, on-demand payment, renewed promissory note.  Interest is to be paid monthly.  The Lender, at its discretion, can add the monthly interest due to the principal balance.

Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; and then to principal.  The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding and the interest is payable monthly.  Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE.  The interest rate on this Note is subject to change from time to time based on changes in the prime rate as quoted in the Wall Street Journal plus two percent, but not less than sixteen percent per annum.  Borrower understands that Lender may make loans to the Borrower based on other rates as well.  The prime rate as of this date is 8.250% per annum.  The interest rate to be applied to the unpaid principal balance of this Note will be at a rate of 2.000 percentage points over the prime rate, but not less than 16.000% per annum.  NOTICE:

Under no circumstances will the interest rate on this Note be less than

16.000% per annum or more than the maximum rate allowed by applicable law.

PREPAYMENT.  Borrower may pay without penalty all or a portion of the amount owed earlier than it is due.  Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to pay on demand, the entire amount due.  Rather, any payment will reduce the principal balance due.  Borrower agrees not to send Lender payments marked "paid in full," "without recourse," or similar language.  If

Borrower sends such a payment, Lender may accept it without losing any of

Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender.

INTEREST AFTER DEFAULT.  Upon default, including failure to pay on demand, Lender, at its option, may, if permitted under applicable law,

increase the variable interest rate on this Note to 6.000 percentage points over the prime rate or over the 16.000% rate, whichever is higher.

The interest rate will not exceed the maximum rate permitted by applicable law.

DEFAULT.  Each of the following shall constitute an event of default

("Event of Default") under this Note:

     Payment Default.  Borrower fails to make any payment when demand is made under this Note.

     Other Defaults.  Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.


     Default in Favor of Third Parties.  Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform

     Borrower's obligations under this Note or any of the related documents.

     False Statements.  Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this

     Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

     Insolvency.  The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

     Creditor or Forfeiture Proceedings.  Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help,

     repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan.

     However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

     Events Affecting Guarantor.  Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

     Adverse Change.  A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

     Insecurity.  Lender in good faith believes itself insecure.

LENDER'S RIGHTS.  Upon default or upon demand, the Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

COLLATERAL.  Borrower acknowledges this Note is secured by all security agreements, guarantees, mortgages, and other security instruments previously granted, contemporaneously granted, and granted in the future,

and it has the collateral and other rights all as contained in a certain confirmation agreement dated May 10, 2004 between all parties contained therein, and as subsequently amended and updated from time to time.

ATTORNEYS' FEES; EXPENSES.  Lender may hire or pay someone else to help collect this Note if Borrower does not pay.  Borrower will pay Lender that amount.  This includes, subject to any limits under applicable law,

Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including attorneys' fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals.  If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW.  This Note will be governed by, construed and enforced in accordance with the laws of the State of Wisconsin.  This Note has been accepted by Lender in the State of Wisconsin.


OTHER LOAN AGREEMENTS.  If Borrower and Lender have either previously or contemporaneously entered into a Loan or Confirmation Agreements, it is agreed that this Note is subject to the terms and conditions of such Loan or Confirmation Agreements.  For purpose of this provision, Loan or

Confirmation Agreements shall include, but not be limited to, a Business

Loan Agreement or any other Loan or Confirmation Agreements.

SUCCESSOR INTERESTS.  The terms of this Note shall be binding upon

Borrower, and upon Borrower's successors and assigns, and shall inure to the benefit of Lender and Lender's heirs, executors, administrators,

successors and assigns.

GENERAL PROVISIONS.  This Note benefits Lender and its successors and assigns, and binds Borrower and Borrower's successors, assigns, and representatives.  Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them.  Borrower and any other person or corporation who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor.  Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note,

whether as maker, guarantor, accommodation maker or endorser, shall be released from liability.  All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone.  All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.  The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE

PROVISIONS OF THIS NOTE, INCLUDING THE INTEREST RATE PROVISIONS.

BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY

NOTE.

BORROWER:

COMMERCE GROUP CORP.

/s/ Edward L. Machulak

----------------------------------

By:  Edward L. Machulak, President

/s/ Edward A. Machulak

-----------------------------------------------------

By:  Edward A. Machulak, Vice President and Secretary


                      EXHIBIT A-1 TO EXHIBIT 99.5

              (Schedule of all transactions pertaining to

                 the activities relating to Exhibit A to

         Exhibit 99.5 for the fiscal year ending March 31, 2007

             has been purposely omitted as it only reflects

             the calculations of the principal and interest.)


                      EXHIBIT B TO EXHIBIT 99.5

              (Schedule of all transactions pertaining to

                 the activities relating to Exhibit B to

         Exhibit 99.5 for the fiscal year ending March 31, 2007

             has been purposely omitted as it only reflects

             the calculations of the service charges.)